Exhibit 99.1

Press Release

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Contact Information:

FOR IMMEDIATE RELEASE

Mercom Capital Group, llc
Wendy Prabhu
tel: 1.602.748.1458

Texen Oil and Gas Hires Former Fortune 10 Advisor

Houston, TEXAS April 15, 2004 - Texen Oil and Gas, Inc. (OTC BB: TXEO) is pleased to announce the addition of Michael McAdams, former associate group policy advisor to Lord John Browne, Chief Executive Officer of BP, as a new member of the Texen Oil and Gas team. In his new role, Mr. McAdams will be the Senior Advisor to the President and Chief Executive Officer of Texen Oil and Gas, Ms. Tatiana Golovina. "We are delighted to have someone of Michael's range and depth of experience as Texen begins a new phase in its plans for the future," Ms. Golovina stated.

Mr. McAdams, former senior aide to Congressman Ralph Hall of Texas, spent 15 years with BP in a number of capacities. Over the his entire career he has dealt with the independent oil and gas sector in the United States, including an effort to repeal the 20 year ban on the export of Alaskan crude oil, supported by the Independent Petroleum Association of American and the California Independents Petroleum Association. "Additionally, he brings international experience and a depth of understanding of the overall oil and gas markets in the United States and around the world which will help the company maximize its value creation opportunities," Ms. Golovina explained.

Tatiana Golovina further stated, "In a sector that relies on and requires partnership with government, Mr. McAdams brings a wealth of understanding and personal networks to the table on Texan's behalf."

 "I am delighted to be part of a dynamic and focused effort by Texen to contribute to America's supply of oil and gas resources. This is a particularly encouraging time for the independent sector, as many of the opportunities at home and abroad economically favor smaller operators in their development. The history of independent producers in America's quest for oil and gas is legendary and I believe they will continue to be a source of pride in this industry sector in meeting American's demand" McAdams said.

Mr. McAdams holds a law degree from American University and undergraduate degree from Virginia Tech.

About Texen Oil and Gas, Inc.

Texen Oil and Gas, Inc. is a Houston based oil and gas exploration and development (E&D) company. The company leases approximately 6,000 acres of crude oil and natural gas producing properties in Victoria, DeWitt and Waller Counties, Texas. For additional information, please visit www.texenoilandgas.com.

Forward-Looking Statements: This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although the Company believes that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and agreements, technological obsolescence of the Company's products, technical problems with the Company's research, products and properties, price increases for supplies and components, litigation and administrative proceedings involving the Company, the possible acquisition of new businesses or technologies that result in operating losses or that do not perform as anticipated, unanticipated losses, the possible fluctuation and volatility of the Company's operating results, financial condition and stock price, losses incurred in litigating and settling cases, dilution in the Company's ownership of its business, adverse publicity and news coverage, inability to carry out research, development and commercialization plans, loss or retirement of key executives and research scientists, changes in interest rates, inflationary factors, and other specific risks. In addition, other factors that could cause actual results to differ materially are discussed in the Company's most recent Form 10-QSB and Form 10-KSB filings with the Securities and Exchange Commission.

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